EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT
Dated as of November 21, 2014

among
VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,
as Originators,
and
NCR RECEIVABLES LLC,
as Buyer

CONTENTS

Clause	Subject Matter	Page

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CONTENTS

Clause	Subject Matter	Page

SCHEDULES

SCHEDULE I	List and Location of Each Originator
SCHEDULE II	Location of Books and Records of Originators
SCHEDULE III	Trade Names
SCHEDULE IV	Notice Addresses

EXHIBITS

EXHIBIT A	Form of Purchase Report
EXHIBIT B	Form of Subordinated Note
EXHIBIT C	Form of Joinder Agreement
EXHIBIT D	Form of Collateral Description

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This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 21, 2014 is entered into among the various entities listed on Schedule I hereto or that become parties hereto from time to time pursuant to Section 4.3 hereof (the “Originators” and each, an “Originator”), and NCR RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”).
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among the Buyer, as borrower, NCR Corporation, a Maryland corporation (“NCR”), as initial Servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders and as Group Agents, and PNC Bank, National Association, as Administrative Agent. The interpretive provisions of Section 1.02 of the Receivables Financing Agreement are incorporated by reference herein, mutatis mutandis, substituting references to the Receivables Financing Agreement with references to this Agreement.
BACKGROUND
1.    The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by NCR.
2.    The Originators generate Receivables in the ordinary course of their businesses.
3.    The Originators, in order to finance their respective businesses, wish to sell and/or, in the case of NCR, contribute Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein.
4.    The Originators and the Buyer intend each such transaction to be a true sale and/or, in the case of NCR, an absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.
5.    The Buyer intends to pledge the Receivables and the Related Rights to the Administrative Agent for the benefit of the Secured Parties pursuant to the Receivables Financing Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Purchase and Sale Agreement

ARTICLE I
AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE
SECTION 1.1    Agreement To Purchase, Sell and Contribute. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell and/or, in the case of NCR, contribute, to the Buyer, and the Buyer agrees to purchase and/or receive from such Originator, from time to time on or after the Closing Date, but before the related Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:
(a)    each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on October 31, 2014, or with respect to any Originator that becomes party hereto pursuant to a Joinder Agreement, the date specified in such Joinder Agreement (the “Cut-Off Date” with respect to such Originator);
(b)    each Receivable generated by such Originator from and including the related Cut-Off Date to but excluding the related Purchase and Sale Termination Date;
(c)    all of such Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale or license of which gave rise to such Receivable;
(d)    all instruments and chattel paper that may evidence such Receivable;
(e)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(f)    solely to the extent applicable to such Receivable, all of such Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements or arrangements constituting supporting obligations supporting payment and/or performance of any of the foregoing;
(g)    all books and records of such Originator with respect to the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Lock-Box Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property or financial assets (as defined in Article 8 of the UCC) acquired with any such Collections; and
(h)    all Collections of any of the foregoing that are or were received by such Originator on or after the related Cut-Off Date, and all other proceeds of the foregoing.
All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the applicable Originator set forth in this Agreement. No obligation or liability to any Obligor on any

Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above are herein referred to as the “Related Rights”, and the Buyer’s foregoing agreement to purchase Receivables and Related Rights is herein called the “Purchase Facility.”
SECTION 1.2    Timing of Purchases.
(a)    Closing Date Purchases. Effective on the Closing Date, each Originator hereby sells and/or, in the case of NCR, contributes, to the Buyer, and the Buyer hereby purchases and/or receives, such Originator’s entire right, title and interest in, to and under (i) each Receivable that existed and was owing to such Originator at the related Cut-Off Date, (ii) each Receivable generated by such Originator from and including the related Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.
(b)    Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date for the applicable Originator, each Receivable and the Related Rights generated by such Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.
SECTION 1.3    Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to accept all capital contributions, in each case, in accordance with Article III.
SECTION 1.4    Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” with respect to any Originator shall be the earlier to occur of (a) the date the Purchase Facility is terminated with respect to such Originator pursuant to Section 8.2(a) and (b) the first Payment Date to occur following the day on which such Originator shall have given written notice to the Buyer, the Administrative Agent and each Group Agent at or prior to 10:00 a.m. (New York City time) that such Originator desires to terminate this Agreement.
SECTION 1.5    Intention of the Parties; Recharacterization. It is the express intent of each Originator and the Buyer that each conveyance of the Receivables and the Related Rights by such Originator to the Buyer under this Purchase Facility be absolute and irrevocable and provide Purchaser with the full benefits of ownership of such Receivables and Related Rights, and each Originator hereby relinquishes all title and control over such Receivables and Related Rights upon each such conveyance. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables, including without limitation any Receivables constituting general intangibles as defined in the UCC, and all Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Buyer that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) such Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to the Receivables and the Related Rights now existing and hereafter arising that are transferred or purported to be transferred hereunder, which security interest shall secure the payment of an amount equal to the aggregate Purchase Price of the Receivables conveyed by such Originator to the Buyer hereunder and any other payment obligation of such Originator to the Buyer hereunder (such Originator's "Originator Obligations"). In furtherance of the foregoing, each Originator hereby authorizes the filing of one or more financing statements with an indication or description of the property conveyed hereunder (which may describe such property in substantially the form attached hereto as Exhibit D), and such amendments thereto and continuations and assignments thereof, in each jurisdiction the Buyer or the Administrator deems necessary and appropriate to perfect their respective ownership and security interests in the property conveyed hereunder and the proceeds thereof.
SECTION 1.6    Excluded Receivables. Each Originator may from time to time, by written notice to the Buyer, the Administrative Agent and the Group Agents, propose to designate one or more Obligors, the Receivables of which will cease to be sold (or contributed) to the Buyer by such Originator from and after a specified date. If the Administrative Agent and the Group Agents consent to such proposed exclusion in writing, Receivables owed by any such Obligor (each, an "Excluded Obligor") created on or after the date specified in such written consent, or if no date is specified, from and after the fifth Business Day after the date of such written consent (such date, the "Exclusion Date" for such Excluded Obligor) shall not be sold (or contributed) by such Originator to the Buyer hereunder (each such Receivable, an "Excluded Receivable"). It is acknowledged and agreed that collections on Excluded Receivables shall not constitute Collections and shall be subject to the provisions of the Transaction Documents regarding the commingling of Collections with other funds. With the written consent of the Administrative Agent and the Group Agents, an Originator may designate any Excluded Obligor to cease to be an Excluded Obligor as of a specified date, and Receivables owed by such former Excluded Obligor created on or after such specified date shall not constitute Excluded Receivables."

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1    Purchase Report. On the Closing Date and on each date when an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), each Originator shall deliver or cause to be delivered to the Buyer a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:
(c)    Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by NCR, on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);
(d)    Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by NCR, during the Fiscal Month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c)    the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b).
SECTION 2.2    Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.
ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE
SECTION 3.1    Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and, solely in the case of NCR if elected by NCR in its sole discretion, by accepting a contribution from NCR to the Buyer’s capital and (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator that was not paid in cash or, in the case of NCR, that was not contributed to the Buyer’s capital.
SECTION 3.2    Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator on such Payment Date:
(a)    First, in cash to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Financing Agreement);
(b)    Second, solely in the case of NCR, if elected by NCR in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights by NCR to its capital in an amount equal to such remaining unpaid portion of such Purchase Price; and
(c)    Third, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;
provided, however, that if more than one Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate principal amounts outstanding under the Subordinated Notes; provided, further, however, that the foregoing shall not be construed to require NCR to make any capital contribution to the Buyer.
“Net Worth” has the meaning set forth under “Borrower’s Net Worth” in the Receivables Financing Agreement.
On each Monthly Settlement Date, based on the most recent Purchase Report, the Buyer and each Originator shall determine the net amount of cash payments made by the Buyer to such Originator during the related Fiscal Month in respect of the Purchase Price for Receivables acquired from such Originator, after giving effect to Section 3.4 hereof and Section 3.01 of the Receivables Financing Agreement, the amount of the increase or decrease in such Originator's Subordinated Note, and in the case of NCR, the portion of such Purchase Price allocable to a capital contribution, and the Buyer shall report or cause to be reported the foregoing determinations to the Administrative Agent.
Interest and principal on each Subordinated Note shall be paid by the Buyer in accordance with the priorities set forth in Section 3.01(a) of the Receivables Financing Agreement. Each Originator is authorized by the Buyer to make appropriate notations on its Subordinated Note to reflect the date and amount of each advance thereunder and the date and amount of each payment with respect thereto, provided that the failure to make such notations shall not affect any obligation of the Buyer thereunder. Each holder of a Subordinated Note agrees to mark the Subordinated Note “CANCELED” and return such Subordinated Note to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date of the related Originator to whom such Subordinated Note was originally issued.
SECTION 3.3    Settlement as to Specific Receivables and Dilution.
(a)    If, on the day of purchase or contribution of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.1(k), (l), (m), (x), (z) or (bb) are not true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to such Purchase Price minus the amount of Collections received by the Buyer thereon, and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of any such Receivable, the Buyer promptly shall deliver such funds to such Originator. Upon payment by the Originator or other application of such credit in accordance with clause (c) below, all of Buyer’s right, title and interest in and to such Receivable and any Related Rights (including any related returned goods) shall be reconveyed to the applicable Originator, and any related interest of Buyer in such Receivable and such Related Rights shall be deemed released and relinquished, in each case without further action by any Person.
(b)    If, on any day, the Outstanding Balance of any Receivable sold or contributed by an Originator hereunder is reduced or adjusted as a result of (i) defective, rejected or returned goods or services, (ii) any revision, cancellation, allowance, rebate, credit memo, discount, warranty payment or other voluntary reduction in the amounts actually owed by the applicable Pool Obligor made by such Originator or any of its Affiliates (other than as a result of the receipt of Collections), (iii) any setoff, counterclaim or dispute between any Pool Obligor and such Originator or any of its Affiliates (whether arising from the transaction giving rise to a Pool Receivable or any unrelated transaction) or (iv) any correction to the reported Outstanding Balance of any Pool Receivable as of the date of its sale or contribution hereunder due to such reported Outstanding Balance being in excess of its actual Outstanding Balance as of such date, then, in any such case, to the extent it would not constitute reimbursement for any Credit Risk Losses and except as provided in the following paragraph, the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or adjustment and shall be accounted to such Originator as provided in clause (c) below. Upon payment by the Originator or other application of such credit in accordance with clause (c) below, all of Buyer’s right, title and interest in and to any returned goods or any other Related Rights specific to the portion of the Outstanding Balance of the Receivable that was so reduced shall be reconveyed by the Buyer to the applicable Originator, and any related interest of Buyer in such returned goods or other Related Rights shall be deemed released and relinquished, in each case without further action by any Person.
If (x) a Pool Receivable (or any portion thereof) is cancelled and the related Outstanding Balance of such Receivable (or portion thereof) is reduced to zero by an Originator in accordance with its customary credit and rebilling practices, (y) such Originator simultaneously generates a new Receivable (or portion thereof) payable by the same Obligor for the sale of goods, performance of services or license of software giving rise to the cancelled or reduced Pool Receivable in accordance with such Originator’s customary credit and rebilling practices, and such Originator sells or contributes such new Receivable (or portion thereof) to the

Buyer hereunder and (z) the Purchase and Sale Termination Date has not occurred with respect to such Originator, then the Buyer shall receive a credit against the Purchase Price otherwise payable by it for such new Receivable (or portion thereof) in an amount equal to the Purchase Price paid by the Buyer hereunder for the cancelled portion of such Receivable, and the amount of the related net reduction or adjustment to be accounted for as provided in clause (c) below shall be equal to the amount, if any, by which such new Receivable’s Outstanding Balance (or portion thereof) related to the sale of such goods, performance of such services or license of such software is less than the Outstanding Balance of such cancelled Pool Receivable (or portion thereof).
(c)    For so long as: (A) the Purchase and Sale Termination Date has not occurred with respect to such Originator, (B) no Termination Event has occurred and is continuing under the Receivables Financing Agreement, (C) no Borrowing Base Deficit exists and (D) the Buyer’s Net Worth is at least equal to the Required Capital Amount, any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall, at the option of the related Originator:
(i)    be applied as a credit for the account of the Buyer against the Purchase Price of Receivables acquired by the Buyer from such Originator hereunder during the Fiscal Month in which such reduction of the Purchase Price occurred;
(ii)    be applied as a repayment of principal to the outstanding principal balance under the Subordinated Note payable to such Originator;
(iii)    be paid in cash to the Buyer by deposit of immediately available funds into a Lock-Box Account as if Collections of the applicable Receivable in such amount had actually been received on such date; or
(iv)    any combination of the foregoing.
In all other cases (including if (A) the Purchase and Sale Termination Date has occurred with respect to the applicable Originator, (B) a Termination Event has occurred and is continuing under the Receivables Financing Agreement, (C) a Borrowing Base Deficit exists or (D) the Buyer’s Net Worth less than the Required Capital Amount), any such reduction in the Purchase Price of any Receivable shall be paid solely in cash by the applicable Originator in accordance with clause (iii) above.
SECTION 3.4    Return of Certain Payments. If any Originator receives any cash payments or cash distributions from the Buyer or from Collections during any Fiscal Month (including in respect of the purchase price for Receivables, payments of principal or interest on any Subordinated Note or dividends) at any time during which a Borrowing Base Deficit existed or resulted from such payments or distributions, such Originator shall return the amount of all such payments and distributions to the Buyer on the first Monthly Settlement Date following such Fiscal Month to be treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a) of the Receivables Financing Agreement; provided, however, that each Originator may net from the amount it is required to return to the Buyer, the amount (if any) that would otherwise be paid by the Buyer to such Originator on such Monthly Settlement Date in accordance with Section 3.01(a) of the Receivables Financing Agreement from available Collections (including Collections returned to the Buyer by Originators pursuant to this paragraph and by the Servicer pursuant to the last paragraph of Section 3.01(a) of the Receivables Financing Agreement).  If any delay by an Originator to pay over such amounts causes the Buyer to incur the obligation to pay additional interest or fees in respect of such amounts under the Receivables Financing Agreement, such Originator shall additionally pay over to the Buyer, to treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a) of the Receivables Financing Agreement, an amount sufficient to compensate the Buyer for the amount of such interest and fees.
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS
SECTION 4.1    Conditions Precedent to Initial Sale and Contribution. The initial sale and contribution hereunder is subject to the condition precedent that the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) and each Group Agent:
(a)    a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;
(b)    good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;
(c)    a certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent may conclusively rely until such time as the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));
(d)    the certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;

proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and the Administrative Agent, for the benefit of the Lenders, as secured party/assignee) of the Receivables generated by such Originator in each jurisdiction as the Buyer or the Administrative Agent deems necessary or appropriate to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder (it being understood that proper financing statements with an indication of collateral substantially as described in Exhibit D shall be deemed appropriate for purposes of this paragraph);

(e)    a written search report from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax lien search reports (including, without limitation, liens of the PBGC) from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;
(f)    favorable opinions of counsel to the Originators, in form and substance satisfactory to the Buyer, the Administrative Agent and each Group Agent and addressing the matters described in the closing memorandum attached as Exhibit G to the Receivables Financing Agreement;
(g)    a copy of a Subordinated Note in favor of each Originator, duly executed by the Buyer; and
(h)    evidence of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith.
SECTION 4.2    Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase or contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).
SECTION 4.3    Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Group Agent (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Group Agent on or before the date of such addition:
(a)    the Buyer, the Administrative Agent and each Group Agent shall have received at least thirty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have received such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Group Agent may reasonably request;
(b)    such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Group Agent an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(c)    such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent;
(d)    NCR shall have executed and delivered to the Administrative Agent (for the benefit of the Credit Parties) a performance guaranty in form and substance acceptable to the Administrative Agent guarantying the payment and performance by such additional Originator of all of its obligations hereunder and under the Transaction Documents to which it is a party;
(e)    no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and
(f)    no Termination Event or Unmatured Termination Event shall have occurred and be continuing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
SECTION 5.1    Representations and Warranties. Each Originator (and solely with respect to Section 5.1(y), the Buyer) hereby represents and warrants on each date that a Receivable is conveyed to Buyer hereunder, with respect to itself and the Receivables conveyed by it on such date, that:
(a)    Organization and Good Standing. Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, with the power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b)    Due Qualification. Such Originator is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)     Power and Authority; Due Authorization. Such Originator has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (iii) convey its Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided, and such Originator has duly authorized by all necessary action such grant and such Originator's execution, delivery and performance and consummation of the transactions to be performed and consummated by it in this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which such Originator is a party, the performance of the transactions contemplated to be taken by such Originator by this Agreement and the other Transaction Documents to which such Originator is a party and the fulfillment by such Originator of the terms of this Agreement and the other Transaction Documents to which it is a party applicable to it will not (i) violate any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of such Originator or any material agreement or instrument to which such Originator is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such agreement to which such Originator is a party or by which it or any of its properties is bound or (iii) conflict with or violate any Applicable Law, except to the extent that any such default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.
(f)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to its knowledge based on written notice received by it, threatened, against such Originator before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.
(g)    No Consents. Such Originator is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
(h)    Compliance with Applicable Law. Such Originator has maintained in effect all qualifications required under Applicable Law as are necessary to originate the Pool Receivables and transfer such Pool Receivables pursuant to this Agreement and (ii) has complied in all material respects with Applicable Law in connection with originating the Pool Receivables and transferring such Pool Receivables pursuant to this Agreement.
(i)    Accuracy of Information. All certificates, reports, statements, documents and other information furnished to the Buyer, the Administrative Agent or any other Credit Party by it pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, true and correct in all material respects on the date the same are furnished to the Buyer, the Administrative Agent or such other Credit Party (other than forward-looking or projected information, with respect to which no representation or warranty is made, and otherwise as subsequently corrected as the Administrative Agent or such other Credit Party, as applicable, have deemed acceptable), and when taken as a whole, and in light of the circumstances in which and the purposes for which they were furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(j)    Names and Location. Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.
(k)    Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable sold or contributed by it hereunder.
(l)    Eligible Receivables. Each Receivable sold, transferred, assigned or contributed hereunder by such Originator and identified as an Eligible Receivable at the time of such sale, transfer or contribution is an Eligible Receivable as of the date of such sale, transfer, assignment or contribution.
(m)    Valid Sale. Each sale or contribution, as the case may be, of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale or contribution, as the case may be, of Receivables and Related Rights to the Buyer, enforceable against creditors of such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(n)    Margin Stock. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System), and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(o)    No Material Adverse Effect. Since the date of NCR’s most recent annual report on form 10-K filed under the Exchange Act, there has been no Material Adverse Effect on such Originator.
(p)    Investment Company Act. Such Originator is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(q)    No Sanctions.
(A) Such Originator (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative in any material respect of Section 2, and (iii) is not a Sanctioned Person.
(B)    Such Originator is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT Act of 2001).  No part of the proceeds of any transfer of Receivables by such Originator hereunder will be used for the purpose of financing the activities of any Sanctioned Person or for any purpose in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable bribery or corruption law, and such Originator and its Subsidiaries are in compliance with such acts and laws, except where the failure to comply with any such acts or laws, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(r)    Transaction Information. Neither such Originator nor any Affiliate of such Originator acting on its behalf has delivered any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency. Neither such Originator nor any Affiliate of such Originator acting on its behalf has participated in any oral communications any Rating Agency in which such Originator or such Affiliate has provided any Transaction Information without the participation of the applicable Group Agent.
(s)    Financial Condition. The consolidated balance sheets of such Originator and its consolidated Affiliates as of September 30, 2014 and the related statements of income and shareholders’ equity of such Originator and its consolidated Affiliates for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of such Originator and its consolidated Affiliates for the period ended on such date, all in accordance with GAAP.
(t)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by such Originator with any bulk sales act or similar law.
(u)    Taxes. Such Originator has filed all material Tax returns required by Applicable Law to have been filed by it and has paid, or caused to be paid all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.
(v)    Opinions. The factual statements contained in the opinions delivered by Skadden, Arps, Slate Meagher & Flom LLP on the Closing Date (or at any date thereafter on which such an opinion is delivered to the Administrative Agent and the Group Agents) with respect to “true sale” and “substantive consolidation” matters are, in each case, true and correct in all material respects with respect to such Originator, including that, no transfer is being made hereunder (A) with the intent to hinder, delay or defraud any Person, (B) when the related Originator is insolvent or expects to become insolvent as a result of the transfers of its Receivables to Buyer, (C) when the related Originator is engaged or expected to engage in a business for which its remaining property represents an unreasonably small capitalization or (D) when the related Originator intends to incur or believes that it will incur indebtedness that it will not be able to repay at maturity.
(w)    ERISA.
(i)    Such Originator and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Pension Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years other than a Reportable Event that would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Pension Plan (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to such Pension Plan), over the value of the assets of such Pension Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed, would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Pension Plans (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to each such Pension Plan), over the value of the assets of all such under funded Pension Plans, determined as of the most recent annual valuation dates applicable thereto for which valuations have been completed, would not reasonably be expected to have a Material Adverse Effect. Neither such Originator nor any of its ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Pension Plan or otherwise, a Material Adverse Effect.
(ii) Such Originator and its ERISA Affiliates are in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(x)    No Fraudulent Conveyance. With respect to each Receivable transferred to Buyer by such Originator hereunder, the applicable Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Code in the event of an Insolvency Proceeding with respect to such Originator. No transfer of any Receivable by such Originator hereunder: (i) is made with any intent on the part of such Originator to hinder, delay or defraud any entity to which such Originator is or will become indebted on or after the date of transfer, (ii) is made at a time such Originator is not Solvent, (iii) would render the Originator not Solvent as a result of such transfer, (iv) would cause such Originator to have an unreasonably small amount of capital, (v) would cause such Originator to be unable to pay its debts as they become due or (vi) is made with any intent on the part of such Originator to evade any applicable laws or public policy.
(y)    Ordinary Course of Business. Each of the Originators and the Buyer represents and warrants as to itself that each remittance of Collections by or on behalf of such Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.
(z)    Good Title. Immediately preceding its sale or contribution of each Receivable hereunder, such Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims.
(aa)    Perfection. On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in such Receivable have been duly filed in each filing office necessary for such purpose (or solely with respect to Receivables sold or contributed on the Closing Date and the initial sales and contributions hereunder, will be recorded or filed on or prior to the fifth Business Day following the Closing Date). Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.
(bb)    Enforceability of Contracts. Each Receivable sold or contributed by such Originator hereunder arises under a Contract that is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against such Obligor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1    Covenants. From the date hereof until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:
(a)    Financial Reporting. Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Buyer, the Administrative Agent and each Group Agent such information as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request relating to such system of accounting.
(b)    Notice of Events of Default, Unmatured Events of Default, Purchase and Sale Termination Events and Unmatured Purchase and Sale Termination Events. Each Originator will notify the Buyer, the Administrative Agent and each Group Agent in writing promptly upon (but in no event later than two (2) Business Days after) a Financial Officer learning of the occurrence of a Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event. Such notice shall describe such Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, and if applicable, the steps being taken by the Person(s) affected with respect thereto.

(c)    Preservation of Existence. Each Originator will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights. Without the consent of the Buyer, the Administrative Agent and each Group Agent, no Originator shall make any change to the conduct of its business if such change would reasonably be expected to have a Material Adverse Effect; provided however, that nothing in this paragraph (c) shall prevent any transaction permitted by paragraph (p) below or not otherwise prohibited by this Agreement or any other Transaction Document.
(d)    Compliance with Laws. Each Originator will comply with the requirements of all laws, rules and regulations applicable to its property or business operations, except in such instance where (i) any failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) the requirement to comply therewith is being contested in good faith.
(e)    Furnishing of Information and Cooperation with Inspections. Each Originator will furnish or cause to be furnished to the Buyer, the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables as the Buyer, the Administrative Agent or any Group Agent may reasonably request for purposes of protecting its interest in the Pool Receivables or its rights and remedies under the Transaction Documents. Each Originator will cooperate in connection with any Inspection duly conducted pursuant to Section 7.01(g) of the Receivables Financing Agreement, including to permit the Administrative Agent and each Group Agent or their respective agents or representatives and/or certified public accountants or other auditors, during regular business hours and with reasonable prior written notice, to (i) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (ii) visit the offices and properties of such Originator for the purpose of examining such books and records and (ii) discuss matters relating to the Pool Receivables, the other Collateral or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator, to the extent reasonably available, having knowledge of such matters; and (iv) conduct a review of its books and records with respect to such Pool Receivables and other Collateral.
(f)    Payments on Receivables, Lock-Box Accounts. Each Originator will (or will cause the Servicer to) instruct all Pool Obligors to deliver all payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. Each Originator will, and will cause the Servicer to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections received from other property of the Servicer and the Originators. If any Collections are received by an Originator other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Collateral) are deposited into any Lock-Box Account, each Originator will cause the Servicer to, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. Each Originator acknowledges and agrees that no Lock-Box, Lock-Box Account or Lock-Box Agreement may be modified or terminated except in accordance with the Receivables Financing Agreement.
(g)    Sales, Liens, etc. Except as otherwise provided herein, no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Related Rights.
(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Financing Agreement, no Originator will, or will permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. Each Originator shall comply in all material respects with all provisions required to be observed by it under the Credit and Collection Policy and the related Contract that are applicable with respect to each Pool Receivable conveyed by it hereunder.
(i)    Fundamental Changes. Each Originator shall provide the Buyer and the Administrative Agent at least 30 days’ (or such shorter period agreed to by the Administrative Agent in writing) prior written notice before making any change in such Originator’s name, location or making any other change in such Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Financing Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Buyer and the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.
(j)    Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the applicable Originator shall give prompt written notice thereof to the Buyer and the Administrative Agent), no Originator will make any change in the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, such Originator will (or will cause the Servicer to) deliver a copy of the updated Credit and Collection Policy identifying such material change to the Buyer, the Administrative Agent and each Group Agent.
(k)    Books and Records. Each Originator will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of the Pool Receivables conveyed by it hereunder (including records adequate to permit the daily identification of each such Pool Receivable and all Collections of and adjustments to each such existing Pool Receivable).
(l)    Change in Payment Instructions to Pool Obligors. No Originator shall (or shall permit the Servicer to) make any change in its (or their) instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have directed such change or consented to such change in writing.
(m)    Ownership Interest, Etc. Each Originator shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected ownership or security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Buyer and the Administrative Agent (for the benefit of the Secured Parties), as applicable, including taking such action to perfect, protect or more fully evidence the interest of the Buyer and the Administrative Agent (for the benefit of the Secured Parties) as the Buyer, the Administrative Agent or any Group Agent may reasonably request. In furtherance of the foregoing, each Originator hereby authorizes the Buyer and the Administrative Agent (for the benefit of the Secured Parties) to file such continuations of the financing statements filed hereunder as it deems necessary and appropriate to maintain such perfected security interest. Each Originator shall (or shall cause the Servicer to), from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Originator to file such financing statements under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, no Originator shall have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(n)    Further Assurances. Each Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Buyer or the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Buyer and the Secured Parties under this Agreement or any other Transaction Document.
(o)    Transaction Information. No Originator shall deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor shall any Originator permit any of its Affiliate to do so on its behalf. No Originator shall provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor shall any Originator permit any of its Affiliates to do so on its behalf.
(p)    Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Buyer, the Administrative Agent and each Group Agent (which consent shall not be unreasonably withheld, conditioned or delayed, so long as no Termination Event or Unmatured Termination has occurred and remains continuing), no Originator shall (i) consummate any merger, consolidation or other restructuring or (ii) except as contemplated by the Transaction

Documents, directly or indirectly sell, transfer, assign, convey or lease, whether in one or a series of transactions, all or substantially all of its assets; provided, that an Originator shall be permitted to merge with any of its Affiliates if such Originator is the surviving entity and no Change in Control would result therefrom.
(q)    Chattel Paper. Each Originator shall cause all chattel paper evidencing such Originator’s Pool Receivables held by the Servicer in its possession or control to be held by the Servicer as bailee for the Secured Parties and the Buyer at the locations identified in Schedule II, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business); provided, however, that following the occurrence and during the continuance of a Termination Event, the Originator shall cause the Servicer to as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.
SECTION 6.2    Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein and in the other Transaction Documents, each Originator shall: (i) comply with all applicable provisions set forth in Section 9(j) of the Buyer’s Limited Liability Company Agreement; and (ii) not take any action inconsistent with the foregoing or contrary to the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1    Rights of the Buyer. If any Originator fails to perform any of its obligations hereunder, the Buyer (or its assigns) may, but shall not be required to, perform or cause the performance of such obligation, and the applicable Originator shall be obligated to reimburse the reasonable and documented costs and expenses incurred by the Buyer (or its assigns) in connection therewith.
SECTION 7.2    Responsibilities of the Originators. Anything herein to the contrary notwithstanding:
(a)    Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.
(b)    None of the Buyer, the Servicer (other than in its capacity as an Originator), the Lenders, the Group Agents or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer (other than in its capacity as an Originator), the Lenders, the Group Agents or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.
SECTION 7.3    Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing its Pool Receivables and Contracts with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that such Pool Receivables have been transferred in accordance with this Agreement and none of the Originators shall change or remove such notation without the consent of the Buyer and the Administrative Agent. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, the Administrative Agent or any Group Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document; provided, that in no event shall any Originator be obligated to include any notation or legend on, or otherwise mark, any tangible chattel paper evidencing the Pool Receivables.
SECTION 7.4    Application of Collections. Any payment by an Obligor in respect of any Pool Receivable owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of such Pool Receivable to the extent of any amounts then due and payable thereunder.
SECTION 7.5    Performance of Obligations. Each Originator shall perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any Originator from any such obligations.
ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1    Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):
(a)    the Termination Date shall have occurred under the Receivables Financing Agreement; or
(b)    any Insolvency Proceeding shall be instituted against any Originator or any Originator is not Solvent; or
(c)    the giving of written notice by the Credit Agreement Agent (as defined in the Intercreditor Agreement) pursuant to Section 4(b)(y) of the Intercreditor Agreement (as in effect on the date hereof).
SECTION 8.2    Remedies.
(a)    Automatic Termination. The Purchase and Sale Termination Date shall automatically occur upon the occurrence and during the continuation of a Purchase and Sale Termination Event (i) for all Originators, in the case of a Purchase and Sale Termination Event described in clause (a) or (c) above, and (ii) for the affected Originator(s), in the case of a Purchase and Sale Termination Event described in clause (b) above; provided, that the rights and remedies of the Buyer hereunder shall survive any such Purchase and Sale Termination Date.
(b)    Remedies Cumulative. Upon any termination of the Purchase Facility of any Originator pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have against such Originator, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1    Indemnities by the Originators.
(a)    Each Originator hereby agrees to indemnify and hold harmless the Buyer and its assigns (including any Secured Party under the Receivables Financing Agreement), and their respective officers, directors, agents and employees (each, an “Originator Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of (i) such Originator’s failure to duly and punctually perform its obligations pursuant to this Agreement or any other Transaction Document to which it is a party, (ii) the breach by such Originator of any of its representations, warranties or covenants hereunder, (iii) any violation of Applicable Law by such Originator or (iv) any Adverse Claim asserted by any creditor of such Originator against any of the Collateral (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”); excluding, however, (A) Originator Indemnified Amounts to the extent arising out of or resulting from the gross negligence or willful misconduct of such Originator Indemnified Party or any of its Related Indemnified Parties or the breach by such

Originator Indemnified Party or any of its Related Indemnified Parties of its obligations under any Transaction Document to which it is a party, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction and (B) any Credit Risk Losses or losses arising under arrangements (synthetically or otherwise) to the extent such arrangements have the effect of replicating, in whole or in part, exposure to Credit Risk Losses.
(b)    In no event shall any Originator be liable hereunder to any Originator Indemnified Party or any other Person for any special, indirect, consequential or punitive damages, including but not limited to lost profits, even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.
(c)    If for any reason any indemnification to which an Originator Indemnified Party would otherwise be entitled pursuant to the terms of Section 9.1(a) is unavailable to such Originator Indemnified Party or insufficient to hold it harmless, then the applicable Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Related Indemnified Parties on the one hand and such Originator Indemnified Party and its Affiliates on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Originator and its Affiliates and such Originator Indemnified Party and its Related Indemnified Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of each Originator under this Section shall, to the extent not duplicative, be in addition to any liability which such Originator may otherwise have.
(d)    All amounts owed by any Originator under this Section 9.1 shall be paid by such Originator by the Monthly Settlement Date following the Fiscal Month during which such Originator has received the written demand of the related Originator Indemnified Amounts from the applicable Originator Indemnified Party. Any indemnification or contribution under this Section shall survive the termination of this Agreement.
ARTICLE X
MISCELLANEOUS
SECTION 10.1    Amendments, etc.
(a)    The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer and each Originator, with the prior written consent of the Administrative Agent and the Majority Group Agents.
(b)    No failure or delay on the part of the Buyer, the Servicer, any Originator or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)    The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2    Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent, any Lender or any Group Agent, at their respective address for notices pursuant to the Receivables Financing Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.3    No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Buyer, the Administrative Agent, each Lender and each Group Agent (collectively, the “Set-off Parties”), at any time during the continuance of a Termination Event, to set off, against any obligations of such Originator to such Set-off Party arising in connection with the Transaction Documents that are then due and payable, any and all deposits (general or special, time or demand, provisional or final) then held by, and any and all indebtedness then owing by, the applicable Set-off Party to or for the credit or the account of such Originator; provided, that such Set-off Party shall promptly notify the applicable Originator following the exercise of any such set off, and the exercise of any such set off right shall be subject to Section 13.12 of the Receivables Financing Agreement, to the extent applicable.
SECTION 10.4    Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns. No Originator may assign any of its obligations hereunder without the prior written consent of the Buyer, the Administrative Agent and each Group Agent, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX shall be continuing and shall survive any termination of this Agreement.
SECTION 10.5    Costs and Expenses. In addition to the rights of indemnification granted under Section 9.01 hereof, the Originators shall pay to Buyer, on the Monthly Settlement Date following the Fiscal Month during which such Originator has received written demand therefor, all reasonable and documented out-of-pocket costs and expenses incurred by the Buyer in connection with the preparation, execution and delivery of this Agreement. In addition, the Originators shall pay to Buyer, on the Monthly Settlement Date following the Fiscal Month during which such Originator has received written demand therefor, all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by Buyer in connection with the enforcement of this Agreement, any restructuring or workout of this Agreement or the administration of this Agreement, in each case, during the occurrence and continuation of a Termination Event.
SECTION 10.6    Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
SECTION 10.7    CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 10.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 10.9    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 10.10    Acknowledgment and Agreement; Third Party Beneficiaries. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be pledged by the Buyer to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Receivables Financing Agreement, and each Originator consents to such pledge. Each of the parties hereto acknowledges and agrees that the Administrative Agent, each Group Agent and each other Secured Party is an express third-party beneficiary hereunder; provided, that the rights of each such third-party beneficiary shall be subject to the compliance by such third-party beneficiary of the provisions of the Transaction Documents (including, to the extent applicable, the provisions of Section 3.3 of this Agreement) that relate to such rights.
SECTION 10.11    No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 3.01 of the Receivables Financing Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.11 shall survive any termination of this Agreement.
SECTION 10.12    Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 10.13    Limited Recourse. The obligations of each of the parties under this Agreement and each of the Transaction Documents are solely the corporate or limited liability company obligations of such Person, and no recourse shall be had against, and no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, member, partner or Related Party of any such Person or those of any of their Affiliates by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, and any and all personal liability for breaches by any such Person of such obligations, either at common law or at equity, or by statute, rule or regulation, is hereby expressly waived with respect to every such incorporator, stockholder, member, partner or Related Party as a condition of and in consideration for the execution of this Agreement. The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
NCR RECEIVABLES LLC,
as Buyer

By:    /s/ John Boudreau
Name:     John Boudreau
Title:     President and Treasurer

NCR CORPORATION,
as Servicer and as an Originator

By:    /s/ Robert P. Fishman
Name:     Robert P. Fishman
    Title:     Senior Vice President and
Chief Financial Officer

S-1    Purchase and Sale Agreement (NCR)

Schedule I
LIST AND LOCATION OF EACH ORIGINATOR

Originator	Location
NCR Corporation	Maryland

Schedule I-1    Purchase and Sale Agreement (NCR)

Schedule II
LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
NCR Corporation
Physical Locations
3097 Satellite Boulevard
Duluth, GA 30096

3095 Satellite Boulevard
Duluth, GA 30096

Additional (hard copy and backup tape) backup services provided by:
Recall Corporation
One Recall Center
180 Technology Parkway
Norcross, GA 30092

Electronic Storage
Business Operations Center (BOC)
Electronic Order Jacket (EOJ)
Web Ordering Tool (WOT)
Invoice Engine
Maintained from offices at:
3095 Satellite Boulevard
Duluth, GA 30096

Legal Electronic Contract Management System (ECMS)
Maintained from offices at:
3097 Satellite Boulevard
Duluth, GA 30096

Additional electronic storage provided by:
Datamatics Global Services Limited

Schedule II-1    Purchase and Sale Agreement (NCR)

Schedule III
TRADE NAMES
Names / trade names of former NCR operating subsidiaries (merged with and into NCR)

▪	NCR Self-Service LLC

▪	Estorelink.com, Inc.

▪	Radiant Systems, Inc.

▪	Research Computer Services, Inc.

▪	The Microcard Corporation

▪	Quantor Corporation

▪	Old River Software, Inc.

▪	Data Pathing Inc.

▪	First Level Technology LLC

▪	TNR Nevada LLC

▪	TNR Canada Holdings Inc.

▪	TNR Holdings LLC

▪	The New Release LP

▪	TNR Holdings Corp.

Names / trade names of businesses acquired by NCR Corporation or Radiant Systems, Inc. (merged with and into NCR as of December 31, 2013)

▪	Menugistics

▪	CCR Data Systems

▪	Capital Cash Register Co., Inc.

▪	CCR

▪	Supplies for POS

▪	CCR POS

▪	Capital Cash Register POS

▪	Aloha NH

▪	Aloha MA

▪	Aloha CT

▪	Aloha POS NH

▪	Aloha POS MA

▪	Aloha POS CT

▪	Dynamic Systems Corporation

▪	Dynamic Systems

▪	DSC

▪	Alohase

▪	Aloha SE

▪	Matrix Automation

▪	Matrix Proven POS

▪	Abacus Business Solutions

▪	Abacus Business Computers

Schedule III-1    Purchase and Sale Agreement (NCR)

▪	Abacus POS

▪	Retail Automation Products

▪	RAP-POS

▪	AlohaPOS4me

▪	Platinum Technology Systems

▪	Data Wave

▪	Professional Data Systems

▪	Platinum POS

▪	Aloha NJ

▪	Aloha NYC

▪	Aloha POS NJ

▪	Aloha POS NY

▪	Aloha POS NYC

▪	East Bay Cash Register Systems

▪	East Bay Point of Sale Solutions

▪	East Bay Point of Sale Systems

▪	East Bay Point of Sale

▪	East Bay POS

▪	South Bay Retail Systems

▪	East Bay Wholesale

▪	Electronic Retail Systems

▪	Aloha Sacramento

▪	Aloha San Francisco

▪	Aloha Sierra Nevada

▪	Forum Systems Group

▪	Forum Technology Group

▪	Forum Systems Group of Las Vegas

▪	Sierra Nevada Systems Group

▪	Transoft

▪	Transoft International

▪	uGenius Technology

▪	uGenius CUSO

▪	uGenius

Schedule III-2    Purchase and Sale Agreement (NCR)

Schedule IV

NOTICE ADDRESSES
NCR Receivables LLC:
3095 Satellite Blvd.
Duluth, GA 30096
USA
Attn: President
Telephone: 937-445-5000
Email: john.boudreau@ncr.com

NCR Corporation:
3097 Satellite Blvd.
Duluth, GA 30096
USA
Attn: Treasurer
Telephone: 937-445-5000
Email: john.boudreau@ncr.com

Exhibit A
FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Purchaser:	[NCR Receivables LLC]

Payment Date:	________________ ___, 20___

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + (Prime Rate x Days’ Sales Outstanding}
365

Where:

Prime Rate = __________

Days’ Sales Outstanding = __________

3.	Purchase Price (1 x 2) = $ __________

4.	Reductions in the Purchase Price = $ __________

5.	Net Purchase Price (3 – 4) = $ __________

Exhibit A-1    Purchase and Sale Agreement (NCR)

Exhibit B
[FORM OF SUBORDINATED NOTE]
New York, New York
[____], 20[__]
FOR VALUE RECEIVED, the undersigned, NCR RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”), promises to pay to [________________], a [______________] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.
1.Purchase and Sale Agreement. This Subordinated Note is one of the Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of November 21, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among the Buyer and the Originators from time to time party thereto. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Originator.
2.Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Article I of the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:
“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.
“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Termination Date.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Buyer in its sole discretion.
“Senior Interest Holders” means, collectively, the Lenders, the Group Agents, the Administrative Agent, the Borrower Indemnified Parties, the Servicer Indemnified Parties and the Affected Persons.
“Senior Interests” means, collectively, (i) the Aggregate Interest, (ii) the Aggregate Capital, (iii) the fees referred to in Section 2.03 of the Receivables Financing Agreement, (iv) all amounts payable pursuant to Sections 4.01, 4.02, 4.03, 12.01 or 13.04 of the Receivables Financing Agreement and (v) all other obligations of the Buyer and

Exhibit B-1    Purchase and Sale Agreement (NCR)

the Servicer that are due and payable, to (a) the Lenders, the Group Agents, the Administrative Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Borrower Indemnified Party, Servicer Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all Interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.
“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.
3.Interest. Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.
4.Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.
5.Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.
6.Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:
(a)The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement.
(b)The entire outstanding principal amount of this Subordinated Note shall be paid on the Final Maturity Date.
(c)Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.
7.Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.
8.Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by

Exhibit B-2    Purchase and Sale Agreement (NCR)

Applicable Law, the Buyer agrees to pay all expenses, including Attorney Costs, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.
9.Subordination Provisions. The Buyer covenants and agrees, and the Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:
(a)    No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under Section 7.01(s) of the Receivables Financing Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Subordinated Note;
(b)    In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Buyer or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Lenders), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;
(c)    In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note or the Transaction Documents, such payment or other distribution

Exhibit B-3    Purchase and Sale Agreement (NCR)

shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith. The Holder will mark its books and records so as clearly to indicate that this Subordinated Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrative Agent in respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including Attorney Costs) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 3.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;
(d)    Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 7.01(r) of the Receivables Financing Agreement;
(e)    These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);
(f)    The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent;
(g)    The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, commence, or join with any other Person in

Exhibit B-4    Purchase and Sale Agreement (NCR)

commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;
(h)    If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;
(i)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests in accordance with the Transaction Documents, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iii) amend, supplement, amend and restate, or otherwise modify any Transaction Document, subject to the terms thereof; and (iv) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release or compromise any obligations of any nature of any obligor with respect to any such rights or property;
(j)    The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;
(k)    Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and
(l)    These Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.
10.General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any

Exhibit B-5    Purchase and Sale Agreement (NCR)

such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
11.Maximum Interest. Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.
12.No Negotiation. This Subordinated Note is not negotiable.
13.Governing Law. THIS SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

Exhibit B-6    Purchase and Sale Agreement (NCR)

14.WAIVER OF JURY TRIAL. EACH PERSON THAT ACQUIRES ANY INTEREST IN THIS SUBORDINATED NOTE HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SUBORDINATED NOTE OR ANY OTHER TRANSACTION DOCUMENT.
15.Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

Exhibit B-7    Purchase and Sale Agreement (NCR)

IN WITNESS WHEREOF, the Buyer has caused this Subordinated Note to be executed as of the date first written above.
NCR RECEIVABLES LLC
By:_______________________________________
Name:____________________________________
Title:_____________________________________

Exhibit B-8    Purchase and Sale Agreement (NCR)

Exhibit C
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of ___________, 20___ (this “Agreement”) is executed by__________, a ______________ organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.

BACKGROUND:
A.NCR Receivables LLC, a Delaware limited liability company (the “Buyer”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of November 21, 2014 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).
B.The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:
SECTION 1.Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).
SECTION 2.Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents. The Cut-off Date for the Additional Originator shall be [ ].
SECTION 3.Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its “location” (as defined in the applicable UCC) is [____________________], and the

Exhibit C-1    Purchase and Sale Agreement (NCR)

offices where the Additional Originator keeps all of its books and records concerning the Receivables and Related Security is as follows:

SECTION 4.Miscellaneous. This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflicts of law provisions thereof). This Agreement is executed by the Additional Originator for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.
[Signature Pages Follow]

Exhibit C-2    Purchase and Sale Agreement (NCR)

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.
[NAME OF ADDITIONAL ORIGINATOR]

By:_______________________________________
Name:    ______________________________
Title:    ______________________________

Consented to:
[NCR RECEIVABLES LLC]
By:______________________________________
Name:    ______________________________
Title:    ______________________________

Acknowledged by:
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent
By:______________________________________
Name:    ______________________________
Title:    ______________________________

[GROUP AGENTS]
By:______________________________________
Name:    ______________________________
Title:    ______________________________

NCR CORPORATION
By:______________________________________
Name:    ______________________________
Title:    ______________________________

Exhibit C-3    Purchase and Sale Agreement (NCR)

Exhibit D
Collateral Description

Collateral Description:

This financing statement covers all right, title and interest of the Seller (as defined in Exhibit A) in, to and under all Transferred Receivables and all Related Rights (each as defined in Exhibit A), whether now or hereafter owned, existing or arising.

Exhibit A Referenced above:

Debtor/Seller	[Name of Originator] (the “Seller”) [Originator’s Address]
Buyer/Assignor:	NCR Receivables LLC (the “Buyer”) 3095 Satellite Boulevard Duluth, Georgia 30096
Secured Party/Assignee:	PNC Bank, N.A., as administrative agent (the “Secured Party”) Three PNC Plaza 225 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707

As used in this Exhibit A, the following terms have the following meanings:

“Collections” means, with respect to any Transferred Receivable: (a) all funds received in payment of any amounts owed in respect of such Transferred Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Transferred Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other person directly or indirectly liable for the payment of such Transferred Receivable and available to be applied thereon), (b) all “deemed collections” of a Transferred Receivable constituting reimbursement by the Seller for Dilution Amounts or breaches of representations and warranties with respect to such Transferred Receivable, (c) all proceeds of all Related Rights with respect to such Transferred Receivable and (d) all other proceeds of such Transferred Receivable.
“Contract” means, with respect to any Transferred Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Transferred Receivable arises or that evidence such Transferred Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Transferred Receivable.

“Dilution Amounts” means any reduction to the outstanding balance owed in respect of any Transferred Receivable as a result of (i) defective, rejected or returned goods or services, (ii)

Exhibit D-1    Purchase and Sale Agreement (NCR)

any revision, cancellation, allowance, rebate, credit memo, discount, warranty payment or other voluntary reduction in the amounts actually owed by the applicable Obligor made by the Seller or any of its affiliates (other than as a result of the receipt of Collections), (iii) any setoff, counterclaim or dispute between any Obligor and the Seller or any of its affiliates (whether arising from the transaction giving rise to a Transferred Receivable or any unrelated transaction) or (iv) any correction to the reported outstanding balance of any Transferred Receivable as of the date of its sale or contribution under the Purchase and Sale Agreement due to such reported outstanding balance being in excess of its actual outstanding balance as of such date
“Lock-Box Collateral” means each post office box, bank account, securities account or deposit account into which Collections and other proceeds of the collateral may be deposited from time to time.
“Obligor” means, with respect to any Transferred Receivable, each person obligated to make payments with respect to such Transferred Receivable, including any guarantor thereof.
“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of November 21, 2014, among the Buyer, as buyer, and the Seller and certain other affiliates of the Seller from time to time party thereto, as originators.
“Receivable” means any right to payment of a monetary obligation owed to the Seller or the Buyer (as assignee of Seller), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods, for services rendered or the license of software, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.
“Related Rights” means, with respect to any Transferred Receivable:
(a)all of the Seller’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale or license of which gave rise to any Transferred Receivable;
(b)all instruments and chattel paper that may evidence any Transferred Receivable,
(c)all other security interests or liens and property subject thereto from time to time purporting to secure payment of any Transferred Receivable, whether pursuant to the Contract related to such Transferred Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,
(d)solely to the extent applicable to any Transferred Receivable, all of the Seller’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements or arrangements constituting supporting obligations supporting payment and/or performance of any of the foregoing,
(e)all books and records of the Seller with respect to the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to the Lock-Box Collateral, and any related investment property or financial assets (as defined in Article 8 of the UCC) acquired with any such Collections; and

Exhibit D-2    Purchase and Sale Agreement (NCR)

(f)all Collections and all other proceeds of any of the foregoing.
“Transferred Receivables” means all Receivables sold or contributed (or purportedly sold or contributed) to the Buyer pursuant to the Purchase and Sale Agreement other than any Receivable reconveyed to the Seller unless such Receivable is subsequently re-sold or contributed to the Buyer pursuant to the Purchase and Sale Agreement.

Exhibit D-3    Purchase and Sale Agreement (NCR)